Loans Extension Agreement

Reference is made to the loans from Ms. Heung Mei Tsui to China Pharma Holdings, Inc. (the “Company”), the principal and accumulated interest totaled USD1,354,567 and USD30,667 respectively as of December 31, 2013. Due to the fact the Company temporarily did not have enough balance in its oversea account to repay the loans, both Ms. Tsui and the Company agreed to extend the loans to December 31, 2014. The Company shall  repay the principal and accumulated interest on December 31, 2014.

During the extension, if China Pharma’s oversea U.S. dollar balance is sufficient, it should repay the loans as soon as possible to Ms. Tsui.

Creditor：Heung Mei Tsui Debtor：China Pharma Holdings, Inc. December 31, 2013